Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Class A common stock, par value $0.10 per share	600,000	$52.44	$31,464,000	$3,646.68

(1)	Pursuant to Rules 457(c) and 457(r) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices per share of Lennar Corporation’s Class A common stock as reported on the New York Stock Exchange on June 29, 2017.

PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-219156

(To Prospectus Dated July 5, 2017)

600,000 Shares of

Class A Common Stock

We may from time to time offer and resell up to a total of 600,000 shares of our Class A common stock, par value $0.10 per share, that we have received from employees to whom we issued restricted stock to reimburse us for withholding taxes we have to pay when shares of their restricted stock vest. We expect to use one or more registered broker dealers as sales agents in connection with at least most sales of shares to which this prospectus supplement relates, and we expect that at least most sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange, or NYSE, or in other markets where our Class A common stock is traded, at market prices or as otherwise agreed with the sales agent. However, we may sometimes sell shares in privately negotiated transactions without using sales agents, rather than in ordinary brokers’ transactions. When we use a sales agent, we will pay the sales agent a commission equal to a percentage of the gross sales price of the shares sold through it.

Our Class A common stock is listed for trading on the NYSE under the symbol “LEN.” On June 30, 2017, the last sale price of our Class A common stock reported on the NYSE was $53.32 per share.

Investing in our Class A common stock involves risk. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2016, which is incorporated by reference in this prospectus supplement, and the risks described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Also see the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 6, 2017.

We are responsible only for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus that we prepare or authorize. We have not authorized anyone, including any sales agent, to provide you with any other information, and neither we nor any sales agent takes any responsibility for any other information that others may provide you. Neither we nor any sales agent is making an offer to sell the Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus, or any documents incorporated by reference in any of them is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration or continuous offering process. Under this process, we are offering to sell Class A common stock using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives general information about our offerings of securities. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in each of them, and the additional information described below under the heading “Where You Can Find More Information.” If the information contained or incorporated by reference in this prospectus supplement is inconsistent with anything in the accompanying prospectus, the information contained or incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

Unless otherwise defined in this prospectus supplement, the terms “the Company,” “we,” “our” or “us” refer to Lennar Corporation and its subsidiaries. The terms “Multifamily” and “Rialto” are defined on page S-1 of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) are statements that relate to expectations, beliefs, projections, plans and strategies, anticipated events or trends concerning matters that are not historical facts. These statements are often preceded by or include the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could,” “should” or similar expressions. Forward-looking statements contained herein may include opinions formed based upon general observations, anecdotal evidence and industry experience, but that are not supported by specific investigation or analysis. This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain forward-looking statements including, but not limited to, statements regarding: our belief that the housing market seems to continue to be giving way to a more definitive reversion to normal, and the drivers behind this; our expectation that we will experience increased pricing power as a result of the drivers of the housing recovery; our expectation that demand will continue to build and come to the market over the next few years and that it should drive increased production; our belief that first-time home buyers will continue to come to the housing market, and the drivers behind this; our expectation that we will be able to continue the pivot of our land strategy towards shorter-term land acquisitions and that we will be able to maintain a 7% to 10% growth rate for the company while we enhance our operating platform by reducing SG&A expenses; our expectation that our 2017 growth rate should be on the higher side or a little bit over our growth goal for the year; our expectation that we will continue to invest in various technologies to dramatically improve our operating model; our expectation that in the second half of 2017, our principal focus in our homebuilding operations will continue to be on generating strong operating margins on the homes we sell, and the drivers of such margins; our expectation that we will continue to see somewhat lower gross margins in the third quarter of 2017 compared to the third quarter of 2016; our expectation that we will continue to identify and invest in unique and enticing land opportunities that we expect will drive our future growth and profitability, including ramping up our first-time homebuyer land positions; our expectation that the Company’s main driver of earnings will continue to be our homebuilding and financial services operations, and our expectation that we are currently well positioned to deliver between 29,500 and 30,000 homes in fiscal 2017; our expectation that we will move over time to being a pure play homebuilding company; our expectation regarding variability in our quarterly results; our expectations regarding the renewal or replacement of our warehouse facilities; our belief regarding draws upon our bonds or letters of credit, and our belief regarding the impact to us if there were such a draw; our belief that our operating revenues and borrowing resources will provide for our current and long-term capital requirements at our anticipated levels of activity; our belief regarding legal proceedings in which we are involved; and our estimates regarding certain tax and accounting matters, including our expectations regarding the result of anticipated settlements with various taxing authorities.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We caution readers that certain important factors could in the future affect us and could cause our actual results to differ significantly from those expressed in any forward-looking statement. Important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements not to be correct and our actual results to differ materially from those anticipated or implied by our forward-looking statements include, but are not limited to, the following: increases in operating costs, including costs related to labor, construction materials, real estate taxes, and insurance, and our inability to manage our cost structure, both in our Homebuilding and Lennar Multifamily businesses; unfavorable outcomes in legal proceedings that substantially exceed our expectations; the possibility that we will incur nonrecurring costs that may not have a material adverse effect on our business or financial condition, but may have a material adverse effect on our condensed consolidated financial statements for a particular reporting period; our inability to acquire land and pursue real estate opportunities at anticipated prices; our inability to

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maximize returns on the assets that we acquired in the WCI Communities, Inc. (“WCI”) acquisition; a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets; changes in general economic and financial conditions, and demographic trends, in the U.S. leading to decreased demand for our services and homes, lower profit margins and reduced access to credit; decreased demand for our Lennar Multifamily rental properties, and our inability to successfully sell our rental properties; the inability of our Lennar Financial Services segment to maintain or increase its capture rate and benefit from Lennar home deliveries; our inability to successfully execute our strategies, including strategies related to the pivot of our land strategy towards shorter-term land acquisitions, the move to a pure play homebuilding company and reinvigorating technologies in our business; increased competition for home sales from other sellers of new and resale homes; conditions in the capital, credit and financial markets, including mortgage lending standards, the availability of mortgage financing and mortgage foreclosure rates; changes in interest and unemployment rates, and inflation; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; our inability to successfully develop multifamily assets in the Multifamily Venture; our inability to maintain anticipated pricing levels and our inability to predict the effect of interest rates on demand; the ability and willingness of the participants in various joint ventures to honor their commitments; our inability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of our land; natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; our inability to successfully grow our ancillary businesses; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; potential liability under environmental or construction laws, or other laws or regulations affecting our business; regulatory changes that adversely affect the profitability of our businesses; our inability to comply with the terms of our debt instruments, our inability to refinance our debt on terms that are acceptable to us; and our inability to successfully estimate the impact of certain regulatory, accounting and tax matters, including whether we will continue to benefit from the energy efficient home and energy tax credits.

The list of risks above is not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all risks that might affect our businesses. Nothing in this prospectus is intended to give assurance regarding our future results or achievements. You should not place undue reliance on the forward-looking statements contained or incorporated in this prospectus, which speaks only as of its date. We do not intend, or assume any obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

Please see our Form 10-K for the fiscal year ended November 30, 2016, and our other filings with the SEC, for a further discussion of these and other risks and uncertainties which could affect our future results. We undertake no obligation to publicly revise any forward-looking statements in this prospectus supplement or in filings we have made with the SEC to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events, except to the extent we are legally required to disclose certain matters in SEC filings or otherwise.

SPECIAL NOTE REGARDING OPINIONS AND BELIEFS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in each of them, contain statements of opinion or belief regarding market conditions and similar matters. In many instances those opinions and beliefs are based upon general observations by members of our management, anecdotal evidence and our experience in the conduct of our businesses, without specific investigation or statistical analyses. Therefore, while they reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views that are necessarily shared by all who are involved in those industries or markets.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before deciding whether to purchase our Class A common stock. You should read in their entirety this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into them.

Lennar Corporation

We are one of the nation’s largest homebuilders, a provider of real estate related financial services, a commercial real estate investment, investment management and finance company through our Rialto segment (“Rialto”) and a developer of multifamily rental properties in select U.S. markets primarily through the participation of our Multifamily segment (“Multifamily”) in unconsolidated entities.

Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We conduct homebuilding activities in various states, with our largest homebuilding operations being in Florida, Texas and California.

We also provide mortgage financing, title insurance and closing services for both buyers of our homes and others. It also includes a real estate brokerage business acquired as part of the WCI transaction. Substantially all of the residential mortgage loans that we originate are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, we retain potential liability for possible claims by purchasers that we breached certain limited industry-standard representations and warranties in the loan sale agreements. Our financial services segment operates generally in the same states as our homebuilding operations, as well as in other states.

The Rialto segment is a commercial real estate investment, investment management, and finance company. Rialto’s primary focus is to manage third-party capital and to originate commercial mortgage loans and sell them into securitizations. It also has invested its own capital in mortgage loans, properties and real estate related securities. Rialto is the sponsor of, and an investor in, several investment funds that invest in real estate related assets.

Our Multifamily segment is actively involved, primarily through unconsolidated entities, including the Lennar Multifamly Venture, in the development, construction and property management of multifamily rental properties. The Multifamily segment focuses on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets.

We also own a substantial minority interest in Five Point Holdings, LLC and its subsidiary, Five Point Operating Company, LLC, which are engaged in three major master planned mixed use developments in California.

For additional information, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2016.

We are a Delaware corporation founded in 1954. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of, or incorporated into, this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Lennar Corporation, a Delaware corporation.

Securities Offered	Up to a total of 600,000 shares of our Class A common stock, par value $0.10 per share.

Use of Proceeds	We intend to use the proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend Policy	In 2017, we paid cash dividends of $0.04 per share of Class A common stock on May 16, 2017 and February 10, 2017. In 2016, we paid cash dividends of $0.04 per share of Class A common stock on October 20, 2016, July 22, 2016, May 11, 2016 and February 11, 2016. On June 28, 2017, our Board of Directors declared a dividend of $0.04 per share of Class A common stock payable on July 27, 2017 to holders of record on July 13, 2017. We paid the same cash dividends per share with regard to our Class B common stock. However, we are not committed to continue paying dividends at that or any other rate. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, subject to applicable limitations under Delaware law or under debt agreements. Factors our Board of Directors will consider with regard to any such determinations will include our results of operations, financial condition, need for working capital and contractual restrictions, as well as any other factors our Board of Directors deems relevant.

Risk Factors	Investing in the Class A common stock involves risks. See the “Risk Factors” section beginning on page S-3 and information regarding Risk Factors and other matters contained in our Annual Reports on Form 10-K, or otherwise included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors investors should carefully consider before deciding to invest in the Class A common stock.

NYSE trading symbol	“LEN”

Transfer agent and registrar	Computershare Trust Company, N.A.

RISK FACTORS

An investment in our Class A common stock involves risk. Before you make an investment decision, you should carefully consider the risks described below and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, results of operations and financial condition could be materially adversely affected by any of these risks or by other factors. The market or trading price of our Class A common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our Class A or Class B common stock or preferred stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Class A or Class B common stock or preferred stock or any other securities. The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock after this offering or the perception that such sales could occur.

Our Class B common stock has greater voting rights than our Class A common stock.

We have two classes of common stock, Class A common stock and Class B common stock. The Class A common stock entitles holders to one vote per share and the Class B common stock entitles holders to ten votes per share. Therefore, as of May 31, 2017, although the Class B common stock constitutes only 13.3% of the two classes of common stock combined, its holders are entitled to 60.6% of the votes that can be cast. Accordingly, the holders of the Class B common stock can control the outcome of almost all votes that are taken by the stockholders.

We have a stockholder who can exercise significant influence over matters that are brought to a vote of our stockholders.

As of May 31, 2017, Stuart A. Miller, our Chief Executive Officer and a Director, has voting control, through personal holdings and holdings by family-owned entities, of Class B, and to a lesser extent Class A, common stock that enables Mr. Miller to cast approximately 42% of the votes that can be cast by the holders of all our outstanding Class A and Class B common stock combined. That effectively gives Mr. Miller the power to control the election of our directors and the approval of most matters that are presented to our stockholders. Mr. Miller’s voting power might discourage someone from seeking to acquire us or from making a significant equity investment in us, even if we needed the investment to meet our obligations or to operate our businesses Also, because of his voting power, Mr. Miller could be able to cause our stockholders to approve actions that are contrary to our other stockholders’ desires.

We could change our existing dividend policy in the future.

The declaration and payment of dividends on our Class A common stock is at the discretion of our Board of Directors. For example, if deteriorating economic conditions or disruptions in the credit markets have a significant impact on our operations and profitability, and on our liquidity and ability to obtain financing, our Board of Directors could decide to reduce or even suspend dividend payments in the future.

The market price of our Class A common stock may be affected by conditions affecting homebuilders generally, even if they do not affect us.

The prices of stock of all or most publicly traded homebuilders tend to be affected by conditions or occurrences that may relate only to one or a few homebuilders. Therefore, the price of our Class A common stock may be affected by things that do not affect us or our operations at all.

USE OF PROCEEDS

We intend to use the proceeds from this offering for working capital and general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is listed on the New York Stock Exchange under the symbol “LEN”. The following table shows the high and low sales prices for our Class A common stock for the periods indicated, as reported by the New York Stock Exchange, and cash dividends declared per share:

	Class A Common Stock High/Low Prices				Cash Dividends Per Class A Share
Fiscal Quarter	2017		2016	2015	2017		2016		2015
First	$49.00 - 41.83		$52.49 - 37.14	$51.51 - 41.25	4	¢	4	¢	4	¢
Second	$53.79 - 49.09		$48.96 - 42.37	$53.67 - 44.76	4	¢	4	¢	4	¢
Third	$55.75 - 51.00	(1)	$49.60 - 43.11	$56.04 - 45.78	4	¢	4	¢	4	¢
Fourth			$47.60 - 39.68	$54.23 - 46.23			4	¢	4	¢
(1)	Reflects prices from the period June 1, 2017 to June 30, 2017.

On June 30, 2017, the last reported sale price of our Class A common stock was $53.32. On June 30, 2017, there were approximately 945 holders of record of our Class A common stock.

On June 28, 2017, our Board of Directors declared a quarterly cash dividend of $0.04 per share with regard to both our Class A and Class B common stock, which is payable on July 27, 2017, to holders of record at the close of business on July 13, 2017. Our Board of Directors evaluates each quarter the decision whether to declare a dividend and the amount of the dividend.

DESCRIPTION OF CAPITAL STOCK

See “Description of Capital Stock” in the accompanying prospectus for a description of our Class A common stock.

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S federal income tax considerations relating to the purchase, ownership and disposition of shares of our Class A common stock. It is not a complete analysis of all the potential tax considerations.

The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury Regulations promulgated under the Code (“Treasury Regulations”), and the legislative history of the Code; and

•	current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and court decisions;

in each case, as of the date of this prospectus supplement. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with all those statements and conclusions.

This summary is limited to holders who hold the Class A common stock as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, any federal estate or gift tax rules or any federal law other than U.S. federal income tax law, and it does not address any U.S. federal taxes or changes in tax rates that will or may become effective in the future, which could be significant to investors. In addition, this discussion does not address tax considerations applicable to investors’ particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or governmental entities;

•	dealers in securities or currencies;

•	trusts or pension plans;

•	individual retirement accounts or other tax-deferred accounts;

•	corporations treated as “personal holding companies”

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	non-U.S. persons or entities, except to the extent specifically discussed below;

•	persons who are, or who hold Class A common stock through, S-corporations, partnerships or other pass-through entities;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or a corporation that accumulates earnings to avoid U.S. federal income tax;

•	a person who owns, or is deemed to own, more than 5% of our outstanding Class A common stock (except to the extent specifically set forth below);

•	persons who hold the Class A common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the Class A common stock under the constructive sale provisions of the Code; or

•	persons who acquired Class A common stock in connection with the provision of services.

Because this is a summary that is intended to address only certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our Class A common stock that are generally applicable to holders, it may not contain all the information that may be important to you. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of Class A common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Considerations for U.S. Holders

The following is a summary of certain material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of Class A common stock. Certain considerations for non-U.S holders of Class A common stock are described under “—Considerations for Non-U.S. Holders” below. A “U.S. holder” means a beneficial owner of Class A common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S, federal income tax purposes, created or organized in the United States or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a United States court and one or more United States persons (as described in Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Dividends

Distributions, if any, made on our Class A common stock held by you generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. With respect to non-corporate taxpayers, dividends currently are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the Class A common stock and thereafter as capital gain from the sale or exchange of the Class A common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Disposition of Common Stock

Upon the sale, taxable exchange or disposition of our Class A common stock held by you, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or disposition and (ii) your adjusted tax basis in the Class A common stock. That capital gain or loss will be long-term capital gain or loss if your holding period in the Class A common stock is more than one year at the time of the sale, exchange or disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Backup withholding at the applicable statutory rate may apply when U.S. holders receive dividends on our Class A common stock, or proceeds from the sale of our Class A common stock. Certain holders including, among others, corporations, certain financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. holder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•	the U.S. holder fails to report certain interest or dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the U.S. holder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A U.S. holder of our Class A common stock that does not provide us or our paying agent with the holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to a U.S. holder, that holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the holder’s U.S. federal income tax liability as long as the U.S. holder provides the required information to the IRS. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required to furnish the IRS and U.S. holders of our Class A common stock information relating to the amount of dividends, if any, paid on our Class A common stock during each calendar year, and the amount of any tax withheld. Some U.S. holders, including corporations, certain financial institutions and certain tax-exempt reorganizations, are generally not subject to information reporting.

Medicare Tax.

A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that are exempt from that tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of this tax to any income and gains in respect of your investment in our Class A common stock.

Considerations for Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of Class A common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Class A common stock that is:

•	a non-resident alien individual; or

•	a foreign corporation for U.S. federal income tax purposes.

Dividends

In general, dividends, if any, received by a non-U.S. holder with respect to our Class A common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless that rate is reduced by an applicable U.S. income tax treaty under which the non-U.S. holder is eligible to receive benefits. Dividends that are effectively connected with your conduct of a trade or business in the United States and, where a tax treaty so requires, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

We plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN, Form W-8BEN-E or other applicable form(s) evidencing eligibility for that reduced rate with us; or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income that is effectively connected with a trade or business in the United States.

A non-U.S. holder generally will not be subject to U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. holder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. Because we may not be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits by filing a U.S. federal income tax return.

Additional withholding regulations under FIRPTA (as defined below) may require us to withhold 15% of any distribution to a non-U.S. holder that exceeds our current and accumulated earnings and profits under certain circumstances. Consequently, although we may withhold at a rate of 30% on the entire amount of any distribution (except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we may nonetheless withhold at a rate of 15% on any portion of such a distribution.

If our Class A common stock ceases to be “regularly traded on an established securities market” you may be subject to tax as described below under “—Sale, Exchange or Other Disposition of Class A Common Stock.”

Sale, Exchange or Other Disposition of Class A Common Stock

Any gain that a non-U.S. holder realizes upon the sale, exchange or other disposition of a share of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty so requires, you maintain a “permanent establishment” in the United States to which the gain is attributable;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and certain conditions are met; or

•	we are or have been a “United States real property holding corporation” under Section 897 of the Code (a “USRPHC”), at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our Class A common stock, and our Class A common stock is not considered to be “regularly traded on an established securities market” (or, if so traded, you fail to satisfy the USRPHC Ownership Test described below).

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable U.S. income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are such a holder, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of Class A common stock.

With respect to the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our “U.S. real property interests,” within the meaning of Section 897 of the Code, relative to the fair market value of our other real estate and business assets. We believe that we are a USRPHC, and therefore dispositions of our Class A common stock could be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act (“ FIRPTA”). However, we believe that even if we are a USRPHC, as long as our Class A common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, the Class A common stock will be treated as a U.S. real property interest in your hands only if you owned directly, indirectly, and/or constructively, more than 5% of our regularly traded Class A common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our Class A common stock (“applicable period”).

We believe that our Class A common stock is, and we expect that it will continue to be, “regularly traded on an established securities market.” If we are a USRPHC and a non-U.S. holder owned directly, indirectly, and/or constructively more than 5% of our Class A common stock at any time during the applicable period, or our Class A common stock were not considered to be “regularly traded on an established securities market,” then any gain recognized by a non-U.S. holder on the sale or other disposition of our Class A common stock would be treated as effectively connected with a U.S. trade or business (except for purposes of the branch profits tax) and would be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person. If our Class A common stock were not considered to be regularly traded on an established securities market, a 15% withholding tax could apply to the amount realized by a non-U.S. holder on a sale or disposition of their shares of Class A common stock. Non-U.S. holders should consult their tax advisors regarding the possible application of the FIRPTA rules to their ownership and disposition of the notes.

You are urged to consult your tax advisor as to whether any disposition of our Class A common stock is exempt from U.S. federal income tax under FIRPTA. If a disposition of Class A common stock is exempt from U.S. federal income tax under FIRPTA, any amounts withheld from payments to you may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Backup Withholding and Information Reporting

We must report annually to the IRS, and to each non-U.S. holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A holder will generally be subject to backup withholding (currently at a 28% rate) for dividends on our Class A common stock paid to that holder, unless the holder certifies under penalty of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person), or the holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S. related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined in the Code), or the beneficial owner otherwise establishes its right to an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code, together with administrative guidance and certain intergovernmental agreements entered into under FATCA, impose a 30% withholding tax on “withholdable payments” made to “foreign financial institutions” and certain other non-U.S. entities (whether or not such foreign financial institutions or non-U.S. entities receive the payment as a beneficial owner or intermediary) unless (1) the foreign financial institution undertakes certain diligence and reporting, and withholding obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of the foregoing requirements, be required to report the required information to their home jurisdictions. Withholding under FATCA will apply to gross proceeds from a sale or other disposition occurring after December 31, 2018 of property that can produce U.S. source interest or dividends, and currently applies with respect to other withholdable payments.

THE SUMMARY ABOVE IS NOT INTENDED TO CONSTITUTE A DESCRIPTION OF ALL TAX CONSIDERATIONS THAT MAY BE APPLICABLE TO HOLDERS WITH RESPECT TO THEIR ACQUISITION, OWNERSHIP OR DISPOSITION OF OUR CLASS A COMMON STOCK. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We may issue and sell from time to time up to 600,000 shares of our Class A common stock in transactions that are the subject of this prospectus supplement. We expect that most sales will be made through registered broker dealers we select, acting as our sales agents, in ordinary brokers’ transactions on the New York Stock Exchange, or in other markets where our Class A common stock is traded, at market prices prevailing at the times of sale. However, we may also sell shares in private transactions at prices related to prevailing market prices or at negotiated prices, or in such other transactions as may be agreed upon by us.

Because we will be reselling shares that we acquire from employees to whom we issued restricted stock to reimburse us for withholding taxes we have to pay when shares of restricted stock vest, we will probably sell shares primarily during the period shortly after restricted shares vest, which occurs primarily in July of each year. However, we will have no obligation to sell shares we acquire from employees shortly after we acquire them or at all. Sales agents that we select will sell on our behalf the numbers of shares of our Class A common stock that we designate. We may instruct sales agents not to sell Class A common stock unless they can do so at or above prices we specify.

We expect to negotiate the commissions that sales agents will receive based on agreed upon percentages of the gross sales prices of the shares sold through them unless, we and they agree otherwise. The remaining sale proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds from the sales of shares.

Settlement for each sale of shares of our Class A common stock will occur, unless the parties agree otherwise, on the second NYSE trading day following the day on which the sale is made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in escrow, trust or under a similar arrangement.

We will report in a prospectus supplement or a report filed under the Securities Exchange Act of 1934, as amended, at least quarterly the number of shares of our Class A common stock we have sold in transactions to which this prospectus supplement relates, the net proceeds to us from those sales and the compensation paid by us to sales agents in connection with the sales.

A broker dealer who sells shares of Class A common stock on our behalf as a sales agent may be deemed to be an “underwriter” within the meaning of that term contained in the Securities Act of 1933, as amended, and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to a sales agents, will be approximately $50,000.

LEGAL OPINIONS

Goodwin Procter LLP, New York, New York, will pass upon the validity of the Class A common stock offered by this prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Lennar Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document filed by us at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The information in this prospectus supplement and the accompanying prospectus may not be all of the information that is important to you. You should read in their entirety this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement or the accompanying prospectus , before making an investment decision.

INCORPORATION BY REFERENCE

We are allowed to “incorporate by reference” the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information previously included or incorporated by reference in this prospectus supplement or the accompanying prospectus. We incorporate information into this prospectus supplement by reference to the following documents we have filed with the SEC (but not information we furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits), each of which should be considered an important part of this prospectus:

Commission Filing (File No. 1-11749)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended November 30, 2016

Quarterly Report on Form 10-Q	Quarters ended February 28, 2017 and May 31, 2017

Current Reports on Form 8-K	December 19, 2016, January 9, 2017, January 20, 2017, January 26, 2017, February 10, 2017, April 19, 2017, April 21, 2017, April 28, 2017 and May 22, 2017

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	May 21, 1996

Description of our Class B common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	April 8, 2003

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act	After the date of this prospectus

Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement, the accompanying prospectus and registration statement of which they are a part to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus or the registration statement after it is modified or superseded.

We will make available at no cost, upon written or oral request, to any person to whom a copy of this prospectus supplement is delivered any of the documents incorporated by reference in this prospectus and registration statement by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Office of the General Counsel, or upon oral request by calling our Office of the General Counsel at (305) 559-4000.

In addition, we make available free of charge through the Investor Relations page on our website at http://www.lennar.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Other than the information expressly incorporated by reference into this prospectus, information on, or accessible through, our website is not a part of this prospectus supplement, the accompanying prospectus or the registration statement of which it is a part.

Exhibits to an incorporated document will not be provided unless a particular exhibit is specifically incorporated by reference into this prospectus.

Prospectus

LENNAR CORPORATION

Class A Common Stock

Class B Common Stock

Preferred Stock

Participating Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

We or holders of our securities (“selling stockholders”) may from time to time offer to sell our Class A common stock, Class B common stock, preferred stock (which we may issue in one or more series), participating preferred stock, depositary shares representing shares of our common stock or of our preferred stock, debt securities (which we may issue in one or more series and which may or may not be guaranteed by some or all of our subsidiaries), warrants entitling the holders to purchase one or more classes or series of these securities or units consisting of two or more of these classes or series of securities.

We or selling stockholders may offer and sell these securities to or through one or more underwriters, dealers or agents as designated from time to time, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. When we or selling stockholders offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities and of the offering, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “LEN” and our Class B common stock is listed on the New York Stock Exchange under the symbol “LEN.B.” We will make application to list any shares of Class A common stock or Class B common stock sold pursuant to a supplement to this prospectus on the New York Stock Exchange (unless the Class A or Class B common stock no longer is listed on that exchange). We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.

Investing in our securities involves risk. See “Risk Factors” on page 2 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 5, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any related offering material issued or authorized by us. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any such offering material is accurate as of any date other than the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any securities or combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the securities that are being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” or similar headings.

In this prospectus, except as otherwise indicated, the terms “Company,” “we,” “us” or “our” mean Lennar Corporation and all entities included in our consolidated financial statements.

LENNAR CORPORATION

We are one of the nation’s largest homebuilders. Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We have grouped our homebuilding activities into three reportable segments, which we refer to as Homebuilding East, Homebuilding Central and Homebuilding West. We also have three other reportable segments: Lennar Financial Services, Rialto and Lennar Multifamily. Our Lennar Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of our homes and others. It also includes a real estate brokerage business acquired as part of the WCI transaction. Our Rialto segment’s operations include raising, investing and managing third party capital, originating and securitizing commercial mortgage loans, as well as investing its own capital in real estate related mortgage loans, properties and related securities. Our Lennar Multifamily segment focuses on developing, primarily through unconsolidated entities, a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets.

We are a Delaware corporation founded in 1954. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in our Company described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus. A prospectus supplement applicable to securities we offer will also contain a discussion of any material risks applicable to the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) are statements that relate to expectations, beliefs, projections, plans and strategies, anticipated events or trends concerning matters that are not historical facts. These statements are often preceded by or include the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could,” “should” or similar expressions. Forward-looking statements contained herein may include opinions formed based upon general observations, anecdotal evidence and industry experience, but that are not supported by specific investigation or analysis. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements including, but not limited to, statements regarding: our belief that the housing market seems to continue to be giving way to a more definitive reversion to normal, and the drivers behind this; our expectation that we will experience increased pricing power as a result of the drivers of the housing recovery; our expectation that demand will continue to build and come to the market over the next few years and that it should drive increased production; our belief that first-time home buyers will continue to come to the housing market, and the drivers behind this; our expectation that we will be able to continue the pivot of our land strategy towards shorter-term land acquisitions and that we will be able to maintain a 7% to 10% growth rate for the company while we enhance our operating platform by reducing SG&A expenses; our expectation that our 2017 growth rate should be on the higher side or a little bit over our growth goal for the year; our expectation that we will continue to invest in various technologies to dramatically improve our operating model; our expectation that in the second half of 2017, our principal focus in our homebuilding operations will continue to be on generating strong operating margins on the homes we sell, and the drivers of such margins; our expectation that we will continue to see somewhat lower gross margins in the third quarter of 2017 compared to the third quarter of 2016; our expectation that we will continue to identify and invest in unique and enticing land opportunities that we expect will drive our future growth and profitability, including ramping up our first-time homebuyer land positions; our expectation that our main driver of earnings will continue to be our homebuilding and financial services operations, and our expectation that we are currently positioned to deliver between 29,500 and 30,000 homes in fiscal 2017; our expectation that we will move over time to being a pure play homebuilding company; our expectation regarding variability in our quarterly results; our expectations regarding the renewal or replacement of our warehouse facilities; our belief regarding draws upon our bonds or letters of credit, and our belief regarding the impact to us if there were such a draw; our belief that our operating revenues and borrowing resources will provide for our current and long-term capital requirements at our anticipated levels of activity; our belief regarding legal proceedings in which we are involved; and our estimates regarding certain tax and accounting matters, including our expectations regarding the result of anticipated settlements with various taxing authorities.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following: increases in operating costs, including costs related to labor, construction materials, real estate taxes, and insurance, and our inability to manage our cost structure, both in our Homebuilding and Lennar Multifamily businesses; unfavorable outcomes in legal proceedings that substantially exceed our expectations; the possibility that we will incur nonrecurring costs that may not have a material adverse effect on our business or financial condition, but may have a material adverse effect on our condensed consolidated financial statements for a particular reporting period; our inability to acquire land and pursue real estate opportunities at anticipated prices; our inability to maximize returns on the assets that we acquired in the WCI Communities, Inc. (“WCI”) acquisition; a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets; changes in general economic and financial conditions, and demographic trends, in the U.S. leading to decreased demand for our services and homes, lower profit margins and reduced access to credit; decreased demand for our Lennar Multifamily rental properties, and our inability to successfully sell our rental properties; the inability of our Lennar Financial Services segment to maintain or increase its capture rate and benefit from Lennar home deliveries; our inability to successfully execute our strategies, including strategies related to the pivot of our land strategy towards shorter-term land acquisitions, the move to a pure play homebuilding company and reinvigorating technologies in our business; increased competition for home sales from other sellers of new and resale homes; conditions in the capital, credit and financial markets, including mortgage lending standards, the availability of mortgage financing and mortgage foreclosure rates; changes in interest and unemployment rates, and inflation; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; our inability to successfully develop multifamily assets in the Multifamily Venture; our inability to maintain anticipated pricing levels and our inability to predict the effect of interest rates on demand; the ability and willingness of the participants in various joint ventures to honor their commitments; our inability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of our land; natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; our inability to successfully grow our ancillary businesses; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; potential liability under environmental or construction laws, or other laws or regulations affecting our business; regulatory changes that adversely affect the profitability of our businesses; our inability to comply with the terms of our debt instruments, our inability to refinance our debt on terms that are acceptable to us; and our inability to successfully estimate the impact of certain regulatory, accounting and tax matters, including whether we will continue to benefit from the energy efficient home and energy tax credits.

The list of risks above is not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all risks that might affect our business. Nothing in this prospectus is intended to give assurance regarding our future results or achievements. You should not place undue reliance on the forward-looking statements contained or incorporated in this prospectus, which speaks only as of its date. We do not intend, or assume any obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures, acquiring and developing land and repaying or repurchasing existing debt. Pending use for these purposes, we may invest proceeds from the sale of the securities in short-term marketable securities. Unless the applicable prospectus supplement indicates otherwise, we will not receive any proceeds from the sale of securities by selling stockholders.

SELLING STOCKHOLDERS

We may register securities covered by this prospectus to permit selling stockholders to resell their securities. We may register securities for resale by selling stockholders by filing a prospectus supplement with the SEC. The prospectus supplement would set forth information about the selling stockholders, including their names, the amounts of their securities that will be sold, their beneficial ownership of the securities and their relationship with us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five fiscal years ended November 30, 2016 and for the six months ended May 31, 2017. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness (including amortization of original issue discount and including additional interest on two issues of senior notes) and the implied interest component of our rent obligations. There was no preferred stock outstanding for any of the periods presented. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends were identical to the ratios of earnings to fixed charges.

Six Months Ended May 31, 2017	Year Ended November 30,
	2016	2015	2014	2013	2012
3.0x	4.7x	4.0x	3.5x	3.0x	1.7x

DESCRIPTION OF DEBT SECURITIES

The following is a description of the general terms and provisions that may apply to debt securities we offer. The particular terms of any debt securities that are offered will be described in the prospectus supplement relating to those debt securities, which may add, update or change the terms described in this prospectus. To review the terms of any debt securities offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

We may issue debt securities under either (a) an indenture dated as of December 31, 1997, with The Bank of New York Mellon, as trustee, or (b) one or more other indentures with that or another trustee. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the current indenture. We have filed the indenture dated December 31, 1997, as an exhibit to Registration Statement File No. 333-45527, at which time the trustee was J.P. Morgan Trust Company, N.A., the successor in interest to the original trustee, The First National Bank of Chicago. You can inspect that indenture as described under “Where You Can Find More Information” or at the office of the trustee that is a party to it.

General

The debt securities will be direct obligations of our Company and may be either senior debt securities or subordinated debt securities. Some or all of the co-registrants under the registration statement which includes this prospectus (each of which is our direct or indirect wholly-owned subsidiary) may guaranty our payment of debt securities issued under this prospectus. In addition, the debt securities may be secured by the shares of some or all of our subsidiaries or by other assets. None of the indentures relating to our currently outstanding debt securities limits the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. An indenture or a supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular issues or series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

•	any limit upon the aggregate principal amount of the issue or series of debt securities which we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	whether our obligations with regard to the debt securities are guaranteed by some or all of our subsidiaries;

•	whether our obligations with regard to the debt securities are secured by shares of some or all of our subsidiaries or by other assets;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

•	the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other material terms of the debt securities.

None of the indentures relating to Lennar Corporation’s currently outstanding debt securities contains any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or future indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or at a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in registered form without coupon, unless otherwise provided in a supplemental indenture relating to a particular issue or series of debt securities.

We may issue debt securities of an issue or a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that issue or series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each issue or series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on debt securities of the issue or series beyond any applicable grace period;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of the issue or series;

•	our default for 60 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular issues or series of debt securities may include other events of default.

The current indenture provides that the trustee may withhold notice to the holders of any issue or series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders to do so.

The current indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the issue or series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that issue or series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the issue or series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of an issue or series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any issue or series of debt securities.

Modification of an Indenture

We and the trustee under an indenture may:

•	without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities;

•	with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•	with the consent of the holders of not less than a majority in outstanding principal amount of any issue or series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that issue or series of debt securities.

However, we may not:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•	reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of a series which will be affected.

Mergers and Other Transactions

Our current indenture provides that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each issue or series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Guarantees

Debt securities may be guaranteed by some or all of our wholly-owned subsidiaries. Those guarantees may remain in effect for the life of the guaranteed debt securities, or may terminate on the occurrence of specified events or circumstances. The prospectus supplement describing an issue of debt securities that are guaranteed by some or all of our wholly-owned subsidiaries will identify the guarantor subsidiaries, either by name or by category, and will describe the terms of the guarantee, including any conditions to its effectiveness and any events or circumstances under which it will be suspended or terminate.

Concerning the Trustees

The Bank of New York Mellon, the trustee under our current indenture, or its affiliates, provide, and may continue to provide, loans and banking services to us in the ordinary course of their businesses.

Governing Law

Each of our indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York State.

DESCRIPTION OF WARRANTS

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

•	the securities which may be purchased by exercising the warrants (which may be Class A common stock, Class B common stock, preferred shares, participating preferred shares, debt securities, depositary shares or units consisting of two or more of those types of securities);

•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

•	the period during which the warrants may be exercised;

•	any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

DESCRIPTION OF CAPITAL STOCK

General

At the date of this prospectus, we were authorized to issue up to 300,000,000 shares of Class A common stock, $0.10 par value, 90,000,000 shares of Class B common stock, $0.10 par value, 100,000,000 shares of participating preferred stock, $0.10 par value, and 500,000 shares of preferred stock, $10.00 par value. At May 31, 2017, 203,191,983 shares of our Class A common stock, 31,303,195 shares of our Class B common stock and no shares of participating preferred stock or preferred stock were outstanding. Our Class A common stock is listed on the New York Stock Exchange under the symbol “LEN” and our Class B common stock is listed on the New York Stock Exchange under the symbol “LEN.B.”

Description of Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock and participating preferred stock outstanding at the time, the holders of shares of Class A common stock and Class B common stock will be entitled to share equally, on a per share basis, in any dividends that our Board of Directors may determine to issue from time to time. In the event that a dividend is paid in the form of shares of Class A common stock or Class B common stock, our Board of Directors may determine that the holders of shares of Class A common stock will receive Class A common stock, and the holders of shares of Class B common stock will receive Class B common stock.

Voting Rights

Our Class B common stock is identical in every respect with our Class A common stock, except that (a) each share of Class B common stock entitles the holder to ten votes on each matter submitted to the vote of the common stockholders, while each share of Class A common stock entitles the holder to only one vote, (b) amendments to provisions of our Certificate of Incorporation relating to the Class A common stock or the Class B common stock require the approval of a majority of the shares of Class A common stock which are voted with regard to them (as well as approval of a majority in voting power of all the outstanding Class A common stock and Class B common stock combined), and (c) under the Delaware General Corporation Law (“DGCL”), certain matters affecting the rights of holders of Class B common stock may require approval of the holders of the Class B common stock voting as a separate class. The holders of our common stock do not have cumulative voting rights.

As of May 31, 2017, Stuart A. Miller, our Chief Executive Officer, had voting control, through family-owned entities and personal holdings, of Class A and Class B common stock which would entitle Mr. Miller to approximately 42% of the combined votes that could be cast by the holders of our outstanding Class A and Class B common stock combined. That gives significant influence to Mr. Miller in electing our directors and approving matters that are presented to our stockholders. Mr. Miller’s voting power might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations and to operate our business.

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities, the payment of liquidating dividends to the holders of any preferred stock that may be outstanding equal to the amounts to which they are preferentially entitled, and the payment of a liquidating distribution totaling $10.00 per share to the holders of any participating preferred stock that may be outstanding the holders of Class A and Class B common stock will be entitled to a liquidating distribution totaling $10.00 per share. Any liquidating distributions to the holders of the participating preferred stock and the Class A and Class B common stock in excess of $10.00 per share will be made to the holders of all those classes on an equal per share basis without regard to class.

Termination of Class Rights and Powers

If at any time (i) the number of outstanding shares of our Class B common stock is less than 10% of the number of outstanding shares of Class A common stock and Class B common stock taken together, or (ii) the holders of a majority of the outstanding shares of Class B common stock vote to cause all the Class B common stock to be converted into Class A common stock, the Class B common stock will automatically be converted into, and become for all purposes, shares of Class A common stock, and we will no longer be authorized to issue Class B common stock.

No Other Rights

Holders of our common stock are not entitled to preemptive, redemption, subscription or conversion rights other than as described above. The rights, preferences and privileges of holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock or participating preferred stock, if any, which may be issued in the future.

Description of Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our Board of Directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series;

•	any limit upon the number of shares of the series which may be issued;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem shares of the series;

•	the terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed;

•	the voting rights of the holders of the series;

•	the dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);

•	the right, if any, of holders of the series to convert them into another class or series of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; and

•	any other material terms of the series.

Holders of shares of preferred stock will not have preemptive rights under our Certificate of Incorporation or under the DGCL, but the terms of particular series of preferred stock, or agreements into which we enter when we sell shares of preferred stock, may give rights that are similar to preemptive rights.

Description of Participating Preferred Stock

Our participating preferred stock is identical with the Class A common stock in every way, except that (a) no cash dividends may be paid with regard to the Class A and Class B common stock in a calendar year until the holders of the participating preferred stock have received a total of $.0125 per share, then no cash dividends may be paid in that year with regard to the participating preferred stock until the holders of the Class A and Class B common stock have received dividends totaling $.0125 per share, and then any additional dividends in the year will be paid on an equal per share basis to the holders of the participating preferred stock and of the Class A and Class B common stock, (b) if we are liquidated, none of our assets may be distributed to the holders of the Class A and Class B common stock until the holders of the participating preferred stock have received distributions totaling $10 per share, then no assets may be distributed to the holders of the participating preferred stock until the holders of the Class A and Class B common stock have received distributions totaling $10 per share, and then any further liquidating distributions will be made on an equal per share basis to the holders of the participating preferred stock and of the Class A and Class B common stock, and (c) holders of participating preferred stock will vote separately on corporate actions which would change the participating preferred stock or would cause the holders of the participating preferred stock to receive per share consideration in a merger or similar transaction which is different from the per share consideration received by the holders of the Class A and Class B common stock.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

Following is a description of the anti-takeover effects of certain provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”) and of our By-Laws, as amended (“Bylaws”).

Advance Notice Requirements. Our By-Laws contain a requirement that stockholders give advance notice of their intention to nominate candidates for election as directors or to bring other business before an annual or special meeting of stockholders. These By-Law provisions may prevent some matters from being voted upon at a meeting.

They may prevent or deter a potential acquirer from soliciting proxies to elect a slate of directors selected by the potential acquirer or otherwise attempting to obtain control of our company.

We have also provided in our By-Laws that our stockholders must meet the requirements set forth in our By-Laws to be able to request that the Board of Directors set a record date for action to be taken by the written consent of stockholders. This provision may discourage or limit the ability of an acquirer to cause the stockholders to act by written consent.

Calling of Special Meetings of Stockholders. Our By-Laws provide that special meetings of our stockholders may be called by stockholders only by our president or secretary upon the written request of the holders of at least a majority of all the outstanding shares of any class entitled to vote on the action proposed to be taken. These provisions may impede a stockholder’s ability to bring matters before a special meeting of stockholders.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of our Company.

Board Authority to Amend By-Laws. Under our By-Laws, our Board of Directors has the authority to adopt, amend or repeal the By-laws without the approval of our stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who owns 15% or more of a corporation’s outstanding voting securities or is an affiliate or associate of the corporation and, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities, and affiliates and associates of such person. The existence of this provision may have an antitakeover effect with respect to transactions our Board of Directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of capital stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock and Class B common stock is Computershare Trust Company, N.A. of Canton, Massachusetts.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests, which are called depository shares, in shares of our common stock of either class or of particular series of preferred stock. If we did so, we would deposit the common or preferred stock which is the subject of such depositary shares with a depositary, which would hold that common or preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares would be entitled to all the rights and preferences of the common or preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that common or preferred stock.

While the deposit agreement relating to a particular class or series of common or preferred stock may have provisions applicable solely to that class or series of stock, all deposit agreements relating to common or preferred stock we issue would include the following provisions:

Dividends and Other Distributions. Each time we pay a cash dividend or make any other type of cash distribution with regard to the common stock or to the preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that common stock or to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of shares of the applicable class of common stock or series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares. Whenever we redeem shares of a series of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of that series held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting. Any time we send a notice of meeting or other materials relating to a meeting to the holders of a class of common stock or a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the common or preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidating Distributions. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares of common stock or of the series of preferred stock which is represented by the depositary share.

Conversion. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares with appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares of the series of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement. We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the class of common stock or series of preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the common or preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the shares of common or preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been withdrawn, redeemed or converted; or

•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous. There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the common or preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will:

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system; and

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell the securities:

•	to or through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

We will describe in a prospectus supplement the particular terms of the offering of the securities to which the prospectus supplement relates, including the following:

•	the names of any underwriters or dealers;

•	the purchase price and the proceeds we will receive from the sale (which may be at a fixed price or prices, the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price);

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any over-allotment options granted to the underwriters; and

•	any other information we think is important.

If securities are sold in an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters. The underwriters will use this prospectus and the prospectus supplement to sell the securities. The underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased. Underwriters may be involved in any at the market offering of securities by or on our behalf.

In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and they may also receive commissions from purchasers for whom they may act as agent.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, of the offered securities so offered and sold.

If we directly use a dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer may then resell these securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will name the dealers and describe the terms of our arrangements with them. A dealer may sell some or all of the securities to other dealers. To the extent that we are aware of the terms under which securities may be sold by a dealer to another dealer, we will describe those terms in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of securities may be deemed to be underwriters under the Securities Act. Also any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for various expenses.

In order to facilitate an offering of our securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in the securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities, the underwriters or agents, as the case may be, may bid for, and purchase, securities in the open market. Finally, in any offering of our securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may offer and sell securities directly to institutional investors or others. These parties may be deemed to be underwriters under the Securities Act with respect to their resales. The prospectus supplement applicable to transactions of that type will include the terms of the transactions.

As long as our Class A and Class B common stock is listed on the NYSE, any Class A or Class B common stock we sell pursuant to this prospectus will be listed on the NYSE, subject to official notice of issuance. Any other securities sold pursuant to this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. The securities may not have an established trading market. No assurances can be given that there will be a market for any of the securities.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Lennar Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Willkie Farr & Gallagher LLP, New York, New York, or other counsel selected by the Company with regard to a particular offering, who will be named in the prospectus supplement relating to that offering, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document filed by us at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The information in this prospectus and any prospectus supplement may not be all of the information that is important to you. You should read the entire prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any prospectus supplement, before making an investment decision.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are allowed to “incorporate by reference” the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate information into this prospectus by reference the following documents we have filed with the SEC (but not information we furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits), each of which should be considered an important part of this prospectus:

Commission Filing (File No. 1-11749)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended November 30, 2016

Quarterly Reports on Form 10-Q	Quarters ended February 28, 2017 and May 31, 2017

Current Reports on Form 8-K	December 19, 2016, January 9, 2017, January 20, 2017, January 26, 2017, February 10, 2017, April 19, 2017, April 21, 2017, April 28, 2017 and May 22, 2017

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	May 21, 1996

Description of our Class B common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	April 8, 2003

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act	After the date of this prospectus

Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and registration statement. While any securities described herein remain outstanding, we will make available at no cost, upon written or oral request, to any beneficial owner and any prospective purchaser of securities described herein, any of the documents incorporated by reference in this prospectus and registration statement by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Office of the General Counsel, or upon oral request by calling our Office of the General Counsel at (305) 559-4000.

In addition, we make available free of charge through the Investor Relations page on our website at http://www.lennar.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Other than the information expressly incorporated by reference into this prospectus, information on, or accessible through, our website is not a part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

Exhibits to an incorporated document will not be provided unless the exhibit is specifically incorporated by reference into this prospectus.